Exhibit 99.3

magicJack Announces Plans to Redomesticate Parent Company to the U.S.

•	Expected to open stock to persons restricted from investing in non-U.S. companies
•	Process expected to take approximately 4-6 months
•	Plan to be submitted for shareholder approval at 2016 annual meeting

West Palm Beach, Fla. and Netanya, Israel, May 10, 2016 -- magicJack VocalTec, Ltd (Nasdaq:CALL), a leading cloud-based communications company, today announced plans to change its parent company's place of incorporation to the U.S. from Israel.  The redomestication process is expected to take approximately 4-6 months and will be submitted for shareholder approval at the 2016 annual meeting expected to be held in the next several months.  The proposed redomestication will be subject to the receipt of necessary regulatory approvals, approval by magicJack's shareholders and satisfaction of other conditions.

The redomestication will make magicJack stock eligible for purchase by investors who are restricted from investing in non-U.S. companies. As of March 31, 2016, magicJack had approximately $22.0 million in net deferred tax assets for Israeli net operating losses related to prior operations of the parent company included on its Balance Sheet.  If the redomestication is approved by magicJack shareholders, magicJack would likely not be able to utilize those net deferred tax assets and would need to establish a corresponding valuation allowance.

Estimated costs of the redomestication, along with a discussion of the benefits and risks of the redomestication, are expected to be included in the proxy statement for the 2016 annual shareholders meeting.

“We are pleased to be redomesticating our parent company to the U.S. and believe this step will make us an attractive security for large institutional investors who cannot hold a position in non-U.S. companies.  We plan to fully maintain our Israeli operations as they are critical to our business,’’ said Gerald Vento CEO of magicJack.

Important Additional Information About the Redomestication

This press release may be deemed to be solicitation material in respect of the proposed redomestication.  The proposed redomestication will be submitted to the shareholders of magicJack for their consideration. In connection with the proposed redomestication, magicJack will file with the Securities and Exchange Commission (the “SEC”) a proxy statement. Shareholders of magicJack are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Shareholders of magicJack will be able to obtain a free copy of the proxy statement, as well as other filings containing information about magicJack at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can be obtained, free of charge, by directing a request to Investor Relations, (561) 749-2255, 12 Beni Gaon Street, Building 2B, Poleg Industrial Area, Netanya, Israel 42504.

magicJack and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding magicJack's directors and executive officers is available in its Annual Report on Form 10-K/A for the year ended December 31, 2015, which was filed with the SEC on April 29, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the preceding paragraph.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, now in its fifth generation, has millions of downloads of its free calling app, and holds more than 30 technology patents, magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.  In March 2016, magicJack VocalTec Ltd. acquired Broadsmart, a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements aboutour proposed redomestication, its anticipated timing and effects, and statements regarding certain tax and financial matters relating to the redomestication.  Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:our ability to successfully consummate the redomestication within the expected timing, or at all, shareholders or regulators may not provide required approvals, the risk that the proposed redomestication may disrupt our current plans and operations, we may encounter difficulties moving jurisdictions, tax and financial expectations and advantages might not materialize or might change, our stock price could decline, the amount of the costs, fees, expenses and charges related to the redomestication and U.S. corporate governance and regulatory schemes could prove different or more challenging than currently expected.  In addition, the Company's business in general will continue to be subject to the risks and the various other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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INVESTOR RELATIONS CONTACT:
Seth Potter
561-749-2255
mailto:ir@vocaltec.com

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